HAWTHORN BANCSHARES, INC.EXCESS BENEFIT PLAN

Effective as of the 1st day of January, 2018, Hawthorn Bancshares, Inc. (the "Company"), a corporation duly organized and existing under the laws of the state of Missouri, hereby establishes the Hawthorn Bancshares, Inc. Excess Benefit Plan (the "Plan").

The Company maintains the Hawthorn Bancshares, Inc. Retirement Plan (the "Qualified Plan"), a qualified defined benefit pension plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"). The Qualified Plan provides retirement benefits to its participants based on the employee's average monthly compensation, subject to certain plan and Code limits on the amount of compensation able to be taken into account under the Qualified Plan and benefits able to be provided under the Qualified Plan.

The Company desires to provide selected key management and highly compensated employees (and those of its affiliates that participate in the Plan) with retirement benefits in amounts which both restores the benefits lost under the Qualified Plan solely due to the limits imposed under Code sections 401(a)(17) and 415.

The terms and provisions of the Plan are hereby as follows:

ARTICLE I - DEFINITIONS

For purposes of the Plan, the following terms shall have the meaning set forth below unless a different meaning is plainly required by context. Capitalized terms not defined below have the meanings ascribed to them in the Qualified Plan.

"Benefit Commencement Date" means, for any Participant, the first day of the first calendar month following the later of (i) the Participant's Separation from Service, or (ii) the Participant's Normal Retirement Age.

"Board" means the Board of Directors of the Company.

"Code" means the Internal Revenue Code of 1986, as amended from time to time, and any regulations relating thereto.

"Company" means Hawthorn Bancshares, Inc. or any successor corporation.

"Death Benefit" means the benefit payable to a Participant's Eligible Spouse or Beneficiary pursuant to Article IV of the Plan.

"Eligible Employee" means an employee of the Company who (i) is a member of a select group of management or highly compensated employees, (ii) is a participant in the Qualified Plan and (iii) is specifically selected for participation by the Board.

"Participant" means an employee of the Company who is a participant under the Qualified Plan (or any successor plan) and to whom a benefit is payable under the Plan.

"Plan" means the Hawthorn Bancshares, Inc. Excess Benefit Plan, as the same may be amended.

"Qualified Plan" means the Hawthorn Bancshares, Inc. Retirement Plan, as amended from time to time and most recently restated effective January 1, 2010, and any related successor plan. Any cross reference to a section or provision in the Qualified Plan is intended to automatically apply to any successor provision (even if such cross reference is different) unless reference to any such successor provision would result in an unintended and material change in benefits under this Plan.

"Qualified Plan Retirement Benefit" means the aggregate benefit payable to a Participant pursuant to the Qualified Plan by reason of the Participant's Separation from Service with the Company and all affiliates for any reason other than death.

"Separation from Service" or "Separates from Service" means the Participant's separation from service, as defined in Code Section 409A and related guidance with the Company and its affiliates. Generally, a Participant has a Separation from Service if the Participant dies, retires, or otherwise has a termination of employment.

"Single Life Annuity with Ten Years Certain" means a benefit payable monthly during the life of the Participant with one hundred twenty (120) monthly payments guaranteed in any event, and the final monthly benefit payment payable on the first day of the month in which the Participant's death occurs or the one hundred-twentieth (120th) benefit payment if the Participant has died prior to that time.  In the event of the death of the Participant after benefits have commenced under this Plan but before the one hundred-twentieth (120th) benefit payment is made, all remaining monthly benefit payments shall continue to be made to the estate of the Participant or the Participant's Beneficiary designated under the Qualified Plan.

"Supplemental Retirement Benefit" means the benefit payable to a Participant pursuant to the Plan.

ARTICLE II - ELIGIBILITY

An employee may become a Participant in the Plan if and when (i) the employee is selected by the Board to be an Eligible Employee and participate in the Plan, and (ii) the Participant's compensation exceeds the limitations under Code Section 401(a)(17) on compensation that may be taken into account under the Qualified Plan, and/or (iii) his Qualified Plan Retirement Benefit exceeds the maximum limitations set forth under Code Section 415. The Board may require the Participant to complete additional forms and provide additional data in a timely manner as determined by the Board in its sole discretion. Such forms may include the employee's acceptance of the terms and conditions of the Plan.

ARTICLE III - BENEFITS

III.1 Determination of Benefits. The Supplemental Retirement Benefit payable to the Participant is a monthly benefit that is equal to the amount computed under Section 3.1(a) below, minus the amount computed under Section 3.1(b) below where:

(a)

equals the hypothetical Accrued Projected Monthly Retirement Benefit that would have been payable to the Participant under the Qualified Plan commencing on the applicable benefit commencement date under the Qualified Plan, and taking into account any reduction for benefits commencing between the Participant's Early Retirement Date and Normal Retirement Date, or any increase in benefits commencing between the Participant's Normal Retirement Date and Late Retirement Date, without regard to:

(i) the applicable limits under Code Sections 415 and 401(a)(17) or similar provisions restricting the amount of compensation or benefits that may be considered under plans qualified pursuant to Code Section 401(a), including the Qualified Plan; or

(ii) any limitations in the event of inadequate funding as set forth in Article XVII of the Qualified Plan; and

(b) is the Participant's actual Accrued Projected Monthly Retirement Benefit under the Qualified Plan commencing on the applicable benefit commencement date under the Qualified Plan, and taking into account any reduction for benefits commencing between the Participant's Early Retirement Date and Normal Retirement Date or any increase in benefits commencing between the Participant's Normal Retirement Date and Late Retirement Date, without regard to any limitations in the event of inadequate funding as set forth in Article XVII of the Qualified Plan.

The amount of the benefits calculated under Section 3.1(a) and Section 3.1(b) shall be calculated in the same manner and using the same actuarial and other factors, including but not limited to any early commencement or late commencement factors, as applied under the Qualified Plan.

III.2 Time of Calculation. A Participant's Supplemental Retirement Benefit calculated under Section 3.1 is calculated as of the Participant's Benefit Commencement Date and will not be recalculated thereafter.

III.3 Vesting. The Participant's Supplemental Retirement Benefit is fully vested at all times.

III.4 Form of Benefit. The Supplemental Retirement Benefit payable to a Participant shall be payable as a Single Life Annuity with Ten Years Certain.

III.5 Benefit Commencement Date. Subject to any delay in accordance with Section 3.9, benefits under this Plan commence on the Participant's Benefit Commencement Date.

III.6 Mandatory Cash-Out. Notwithstanding anything in this Article, if the Participant's Supplemental Retirement benefit has an Actuarial Equivalent single-sum value less than $50,000  on the Participant's Benefit Commencement Date of the Participant's Separation from Service, the Participant's Supplemental Retirement Benefit will be distributed in a single lump-sum payment within thirty (30) days after the date of the Participant's Benefit Commencement Date.

III.7 Reemployment; Nonduplication. If a Participant becomes reemployed as an employee after the Benefit Commencement Date, the Participant shall continue to receive payment of the Supplemental Retirement Benefit from the Plan, but, until the Participant again Separates from Service, the amount of such payments will not be increased by any benefits accrued following the Participant's reemployment. In calculating the Supplemental Retirement Benefit after Separation from Service following reemployment, the Participant's prior service and earnings will be taken into account regardless of whether a prior payment of benefits to the Participant has been made under the Plan. Any additional benefits that accrue will be treated as a separate benefit under the Plan and will be distributed in accordance with the terms of this Article III.

III.8 Delay for Specified Employees. Notwithstanding any other provision of the Plan to the contrary, if a Participant is a specified employee (within the meaning of Code Section 409A(a)(2)(B)(i) and other issued Treasury Regulations and interpretive guidance) and benefits commence on account of that Participant's Separation from Service (other than on account of the Participant's death or where such payment is otherwise payable more than six (6) months after such Separation from Service), the Benefit Commencement Date will be delayed until the first business day of the seventh (7th) month following the month in which the Participant Separates from Service. During this six-month delay period, all benefit payments which otherwise would have been made during such six-month period shall accumulate without interest and be paid as a lump sum on the first business day of the seventh (7th) month at the time other benefit payments commence.

ARTICLE IV - DEATH BENEFITS

IV.1 Death Benefit Prior to Commencement. If a Participant dies before his or her Benefit Commencement Date, a death benefit shall be paid to the Participant's Eligible Spouse or, if none, the Participant's Designated Beneficiary only if the Participant's Eligible Spouse or Designated Beneficiary would have been eligible for a death benefit under Section 4.2 of the Qualified Plan, or any successor provision.  If the Participant's Eligible Spouse or Designated Beneficiary is eligible for a death benefit under this Plan, the amount of such death benefit and the commencement of any such benefit shall be as set forth in this Section 4.1.

(a) Amount. The death benefit payable to the Participant's Eligible Spouse or Designated Beneficiary shall be one hundred twenty (120) monthly payments commencing on the first day of the month following the month in which the Participant would have attained his or her Normal Retirement Age if he or she had not died, with each such monthly benefit payment equal to the difference between the monthly benefits determined under Section 4.1(a)(i) and Section 4.1(a)(ii) below where:

(i) equals the hypothetical Accrued Projected Monthly Retirement Benefit that would have been payable to the Participant under the Qualified Plan commencing on his or her Normal Retirement Date and payable as a Single Life Annuity with Ten Years Certain if he or she had ceased to be an employee of the Company as of the date of his or her death, without regard to:

(A) the applicable limits under Code Sections 415 and 401(a)(17) or similar provisions restricting the amount of compensation or benefits that may be considered under plans qualified pursuant to Code Section 401(a), including the Qualified Plan; or

(B)

any limitations in the event of inadequate funding as set forth in Article XVII of the Qualified Plan; and

(ii) is the amount, as of the date of the Participant's death, of the Participant's actual Accrued Projected Monthly Retirement Benefit under the Qualified Plan commencing on his or her Normal Retirement Date and payable as a Single Life Annuity with Ten Years Certain without regard to any limitations in the event of inadequate funding as set forth in Article XVII of the Qualified Plan.

The amount of the benefits calculated under Section 4.1(a)(i) and Section 4.1(a)(ii) shall be calculated in the same manner and using the same actuarial and other factors as applied under the Qualified Plan and the final monthly benefit under this Section 4.1(a) shall be reduced by (a) 1/180th for each of the first 60 months the Participant's date of death preceded his Normal Retirement Date; (b) 1/360th for each of the second 60 months the Participant's date of death preceded his Normal Retirement Date; and (c) actuarially reduced for any period in excess of 10 years the Participant's date of death preceded his Normal Retirement Date.

IV.2 Form and Commencement of Benefit. The Death Benefit payable under this Article 4 will be paid for a period of 120 months and the first payment shall be made within 90 days of the Participant's death.

IV.3 Death Benefit After Commencement. If the Participant dies after commencing payment of the Participant's Supplemental Retirement Benefit in accordance with Article 3, the Death Benefit will be the benefit (if any) payable in accordance with the form of benefit in effect pursuant to Section 3.4.

IV.4 Forfeiture of Benefits At Death. At the Participant's death, the value of any portion of the Participant's Supplemental Retirement Benefit not paid as a Death Benefit under this Article will be forfeited.

ARTICLE V - ADMINISTRATION

V.1 Administration by the Company. The Company shall be responsible for the general operation and administration of the Plan and for carrying out its provisions.

V.2 General Powers of Administration. All provisions set forth in the Qualified Plan with respect to the administrative powers and duties of the Company, expenses of administration, and procedures for filing claims shall also be applicable with respect to the Plan. The Company is entitled to rely conclusively on all tables, valuations, certificates, opinions, and reports furnished by any Actuary, accountant, counsel, or other person engaged by the Company with respect to the Plan.

ARTICLE VI - AMENDMENT; TERMINATION

The Board may, at any time and from time to time, alter, amend, suspend, freeze, or terminate this Plan in whole or in part. No amendment shall directly or indirectly deprive any current or former Participant or Eligible Spouse of all or any portion of any Supplemental

Retirement Benefit or Death Benefit which has accrued prior to the effective date of such amendment or termination. In the event the Plan is terminated, the Company will continue to administer the Plan until all amounts accrued have been paid.

ARTICLE VII - MISCELLANEOUS

VII.1 No Right to Employment. Nothing contained in this Plan will confer upon any Participant the right to be retained in the service of the Company, nor may it interfere with the right of the Company to discharge or otherwise deal with Participants without regard to the existence of this Plan.

VII.2 Headings. The headings of various articles and sections in the Plan are solely for convenience and are shall not be relied upon in construing any provisions.

VII.3 Funding Status. The Plan at all times will be entirely unfunded and no provision will be made with respect to segregating any assets of the Company for payment of any benefits. Any Participant or Eligible Spouse will only have the rights of a general unsecured creditor of the Company with respect to any rights under the Plan. The Company may choose to establish a separate trust (the "Trust"), and to contribute to the Trust from time to time assets that will be held therein, subject to the claims of the Company's creditors in the event of the Company's insolvency, until paid to Plan Participants and Surviving Spouses in such manner and at such times as specified in the Plan.  It is the intention of the Company that such Trust, if established, will constitute an unfunded arrangement, and will not affect the status of the Plan as an unfunded Plan.  The trustee of the Trust may invest the Trust assets, unless the Board, in its sole discretion, chooses either to instruct the trustee as to the investment of Trust assets or to appoint one or more investment managers to do so.

VII.4 Governing Law. The Plan shall be construed, administered, and governed in all respects in accordance with the applicable federal law and, to the extent not preempted by federal law, in accordance with the laws of the State of Missouri.

VII.5 Nontransferability.  To the maximum extent permitted by law, no benefit under the Plan may be assignable or subject in any manner to alienation, sale, transfer, claims of creditors, pledge, attachment, or encumbrances of any kind.

VII.6 Binding Effect.  This Plan is binding on the Company and will bind with equal force any successor of the Company, whether by way of purchase, merger, consolidation or otherwise.

VII.7 Code Section 409A. This Plan is intended to meet the requirements of Section 409A of the Code and may be administered in a manner that is intended to meet those requirements and will be construed and interpreted in accordance with such intent.  All payments are subject to Section 409A of the Code and will be paid in a manner that will meet the requirements of Section 409A of the Code, including Treasury Regulations or other guidance issued, such that the payment will not be subject to the excise tax applicable under Section 409A of the Code.  Any provision of this Plan that would cause the payment to fail to satisfy Section 409A of the Code will be amended (in a manner that as closely as practicable achieves the original intent of this Plan) to comply with

Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code.

VII.8 Severability.  If a court of competent jurisdiction holds any provision of this Plan to be invalid or unenforceable, the remaining provisions of the Plan shall continue to be fully effective.

This Plan is established this 7th day of November, 2018, by a duly authorized officer of the Company and is except as otherwise indicated, effective as of January 1, 2018.